SCHEDULE I


         InaCom Corp.'s ("InaCom") executive officers and directors and the information required by Schedule 13D are listed below, together with their ages and offices held by them. The business address for each is 10810 Farnam Drive, Omaha, Nebraska 68154. All are U.S. citizens.

         Bill L. Fairfield has been President, Chief Operating Officer and a director of InaCom since March 1985. He was named Chief Executive Officer in September 1987. Mr. Fairfield serves as a director of Buckle, Inc., Sitel Corp. and International Computer Group (ICG) Paris.

         David C. Guenthner was named Executive Vice President and Chief Financial Officer in November 1991. Prior to November 1991, Mr. Guenthner was Senior Vice President of Finance and Chief Financial Officer for InaCom.

         Michael A. Steffan was named President of Distribution and Operations in December 1995. Mr. Steffan was responsible for the Reseller Division from December 1994 to December 1995 in addition to his position as President of Distribution and Operations, a position he had held since May 1993. Prior to May 1993, Mr. Steffan was Vice President of Corporate Development and Secretary for InaCom.

         Cris Freiwald was named President of the International Division in November 1994. Mr. Freiwald was Vice President of Corporate Development from May 1993 to November 1994. Prior to May 1993, Mr. Freiwald was Director of Business Development.

         Robert A. Schultz was named Group Executive of the Information Systems Group in December 1996. Prior to December 1996, Mr. Schultz was the President and General Manager of Direct Operations, a position he has held since April 1994, and the President and General Manager of Client Services Division, a position he had held from January 1993 to December 1996.

         George DeSola was named Group Executive of the Technology Services Group in December 1996 in addition to his position as President of InaCom Communications, a position he held from March 1994 to June 1998. Mr. DeSola was responsible for Corporate Marketing from December 1994 to December 1996 in addition to his position as President of InaCom Communications. Prior to March 1994, Mr. DeSola was the Vice President of Marketing and Customer Service for MCI Communications Corp., a telecommunications company.

         Larry Fazzini was named Senior Vice President of Corporate Resources in August 1997. Prior to August 1997, Mr. Fazzini was Vice President of Corporate Resources, a position he held since he joined InaCom in February 1993.

         Jeffrey A. Hartigan was named Vice President and Chief Information Officer in May 1995 when he joined InaCom. Prior to May 1995, Mr. Hartigan was Vice President of Information Services at Northern Telecommunications Inc. (NORTEL), a telecommunications company.



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         Leon  Kerkman was  promoted to Vice  President  and General  Manager of
Distribution and Operations in March 1998. Prior to March 1998, Mr. Kerkman was Vice President and Corporate Controller, a position he has held since June 1993.

         Paul Kellenberger was named Vice President of Business Development in March 1997 when he joined InaCom. Mr. Kellenberger was the Vice President of Worldwide Channels, Computer Group from January 1995 to February 1997 and the General Manager, Canada from February 1994 to December 1994 at Motorola Inc. Prior to February 1994, Mr. Kellenberger was the Director of Marketing, Canada for Digital Equipment Company, an information technology products company.

         Len Smith was named Chief Technology Officer in 1996 when he joined InaCom. Prior to joining InaCom, Mr. Smith was President and Chief Executive Officer of Iceberg Software, L.L.C. from 1995 to 1996. Mr. Smith was Vice President of Product Development and Data Products at EON Corporation from 1991 to 1995.

         Richard Oshlo became Treasurer of InaCom in 1998 after joining InaCom as Assistant Treasurer in 1997. Previously he was Senior Vice President of Investment Banking at GWR Investments, Inc. from 1993 to 1996.

         Dennis Strittmatter was promoted to Vice President of Centralized Services in 1998. He was previously Vice President of Distribution Management from 1996 to 1998, and Vice President and Assistant General Manager from 1993 to 1996.

         Joseph Auerbach is Professor of Business Administration, Emeritus, at the Harvard Business School. He is Counsel to the firm of Sullivan & Worcester, Boston, Massachusetts and a director of National Benefit Life.

         Mogens C. Bay is a Director and Chief Executive Officer of Valmont Industries, Inc. and a director of ConAgra, Inc.

         James Q. Crowe is the President and Chief Executive Officer and a director of Level 3 Communications, Inc., and a director of Peter Kiewit Sons' Inc., RCN Corporation and Commonwealth Telephone Enterprises, Inc.

         W. Grant Gregory is Chairman of Gregory & Hoenemeyer, Inc., New York and serves as a director of AMBAC, Inc., AMBAC Indemnity Group, True North
Communications, DoubleClick, Inc. and HCIA Health Care Inc. Gregory & Hoenemeyer, Inc.

         Rick Inatome is Chairman of the InaCom Board and co-founder of Inacomp Computer Centers, Inc. and its Chief Executive Officer from 1979 to August 1991. He is Chairman of Liberty Business and Industrial Development Corp. and co-Chairman of American Speedy Printing, Inc. He is a director of Atlantic Premium Brands, Action Technologies, Inc., R.L. Polk, Saturn Electronic and Engineering, Inc., AAA Michigan/Wisconsin, Sylvan Learning Systems, Inc. and Henry Ford Health Systems.



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         Joseph Inatome is a co-founder of Inacomp Computer  Centers,  Inc., and was an executive officer until July 1989, and director until August 1991. He is currently Chairman of the Board of American Speedy Printing Centers, Inc.

         Gary Schwendiman is a Professor of Management in the College of Business Administration at the University of Nebraska-Lincoln and was Dean of the College of Business Administration for the University of Nebraska-Lincoln from 1977 to 1994. Mr. Schwendiman serves as a director of The Gallup Organization, Inc. and Security Mutual Life Insurance Co.

         Linda S. Wilson is the President of Radcliffe College. She is a director of Citizens Financial Group, Value Line, Inc., and Trustee of Massachusetts General Hospital Corporation.



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